SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential,  for Use of the Commission Only
    (as permitted by Rule  14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant
    to ss.240.14a-11(c) or ss.240.14a-12

                            Computer Horizons Corp.
                -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
    or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4) Proposed maximum aggregate value of transaction:
         5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check  box if any part of the fee is offset  as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
         2)  Form, Schedule or Registration Statement No.:
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         4)  Date Filed:

                            COMPUTER HORIZONS CORP.
                            49 Old Bloomfield Avenue
                     Mountain Lakes, New Jersey 07046-1495

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                ---------------

         The Annual Meeting of Shareholders of Computer Horizons Corp. will be held at The Governor Morris Hotel and Conference Center, Two Whippany Road, Morristown, NJ, on Wednesday, May 3, 1995 at 10:00 A.M., local time, for the following purposes:

         1. To elect directors to serve until the next annual meeting and until their successors are elected and qualify.

         2. To ratify the selection of the accounting firm of Grant Thornton LLP as auditors for the Company's current year.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.


         Only shareholders of record at the close of business on March 21, 1995, are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                             By Order of the Board of Directors,


                                             DAVID W. BIALICK, CPA
                                             Assistant Secretary

Mountain Lakes, New Jersey
March 30, 1995

         If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.

                            COMPUTER HORIZONS CORP.
                            49 Old Bloomfield Avenue
                     Mountain Lakes, New Jersey 07046-1495


                                ---------------

                                PROXY STATEMENT
                                ---------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 3, 1995
                                ---------------

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company and may be revoked at any time before it is finally exercised. As of March 21, 1995, the Company had outstanding 5,959,483 shares of common stock, $.10 par value, each share entitled to one vote. Only shareholders of record at the close of business on March 21, 1995, will be entitled to notice of and to vote at the annual meeting. It is anticipated that the mailing to shareholders of the Proxy Statement and the enclosed proxy will commence on or about March 30, 1995. Proxies for the annual meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

         All properly executed and unrevoked proxies that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with any specifications therein, or if no specifications are made, will be voted "FOR" the election of the named nominees and approval of the proposals set forth in the Notice of Annual Meeting of shareholders of the Company. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. A person present at the meeting may withdraw his or her proxy and vote in person. Directors are elected by plurality vote. Any other matter to be voted on at the meeting will require, for approval, the affirmative vote of a majority of the shares of common stock voting on the proposal.


                      CERTAIN HOLDERS OF VOTING SECURITIES

         The following table presents certain information with respect to the beneficial ownership of shares of the Company's common stock (its only class of voting securities) on March 21, 1995, by (a) persons owning more than 5% of such shares or nominated for election as a director (see "Election of Directors"),
(b) the named executive officers identified in the Summary Compensation Table, and (c) all directors and executive officers as a group.

                                                        Amount        Percent
               Name and Address of                   Beneficially        of
                Beneficial Owner                        Owned          Class
               -------------------                   ------------     -------
    John J. Cassese ..........................         847,706(1)      13.9%
        49 Old Bloomfield Avenue
        Mountain Lakes, NJ  07046-1495

    Bernhard Hubert ..........................         180,125(1)       3.0%
        49 Old Bloomfield Avenue
        Mountain Lakes, NJ  07046-1495

     David W. Bialick, CPA ...................          44,996(1)       (2)
        49 Old Bloomfield Avenue
       Mountain Lakes, NJ  07046-1495

    Thomas J. Berry ..........................          35,236(1)       (2)
        49 Old Bloomfield Avenue
        Mountain Lakes, NJ  07046-1495

    Wilfred R. Plugge ........................          39,956(1)       (2)
        49 Old Bloomfield Avenue
        Mountain Lakes, NJ  07046-1495

     All directors and executive .............       1,148,019(1)      18.5%
        officers as a group (five
        persons identified above)


    FMR Corp. ................................         276,175(3)       5.0%

    Kalmar Investments Inc. ..................         527,599(4)       8.9%

----
(1) Includes 196,375 shares issuable upon exercise of options granted under the Company's l985 and 1994 Incentive Stock Option and Appreciation Plans, as amended, as follows: Cassese 128,750, Hubert 56,375 and Bialick 11,250. Also includes 63,000 shares issuable upon exercise of options granted under the Company's 1991 Directors' Stock Option Plan, as amended, as follows: Berry 31,500 and Plugge 31,500.

(2) Less than 1%.

(3) FMR Corp. has filed a Schedule 13G Statement with the Securities and Exchange Commission stating that it is the beneficial owner of 276,175 shares, that it does not have either the sole or shared power to vote such shares, but that it has the sole dispositive power for such 276,175 shares.

(4) Kalmar Investments Inc. has filed a Schedule 13G Statement with the Securities and Exchange Commission stating that, as an investment advisor, it does not have either sole or shared voting power over the 527,599 shares beneficially owned, but that it has the sole dispositive power for such 527,599 shares.


                             ELECTION OF DIRECTORS

         The three current members of the Board of Directors have been nominated for election by the Shareholders to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualify. Unless such authority is withheld by an indication thereon, the proxy will be voted for the election of the nominees named herein. An employment agreement between the Company and Mr. Cassese provides that he will be included as a nominee for election at each annual meeting so long as the employment period under his agreement shall not have terminated. See "Executive Compensation" for additional information concerning such agreement.

         If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person as may be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to be a candidate for election. The following table sets forth certain information regarding the nominees:

                                   Director
     Nominee                Age     Since            Present Principal Occupation
     -------                ---    --------          ----------------------------
John J. Cassese.....         50      1969            Chairman and President of the Company

Thomas J. Berry.....         70      1989            Retired 1993 as Executive Advisor and
                                                     Executive Asst. to Postmaster General
                                                     U.S. Postal Services.  Retired 1986 as Vice
                                                     President - AT&T

Wilfred R. Plugge...         70      l983            Retired l987 as Vice President - International
                                                     Operations Division of SRI International (a private
                                                     research institute)

         The Board of Directors held 6 meetings during 1994. The Audit Committee and the Compensation Committee, each consisting of its outside Directors (Messrs. Berry and Plugge), held 2 meetings each in 1994.

         The Company does not have a Nominating Committee.



                             EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for the fiscal years indicated, to the Chief Executive Officer and to each of the Company's other executive officers (together, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term Compensation
                                                                     --------------------------------
                                           Annual Compensation                Awards          Payouts
                                       -----------------------------------------------------  -------
                                                           Other                  Securities
                                                           Annual     Restricted  Underlying             All Other
    Name and Principal                                     Compen-      Stock      Options/   LTIP       Compensation*
         Position            Year      Salary     Bonus    sation       Awards      SARs      Payments
    ------------------       ----      ------     -----    ------       ------      ----      --------   -------------
John J. Cassese..........     1994    $325,000   $150,000     --         --        37,500        --       $14,328
Chairman of the Board,        1993     300,000    100,000     --         --        56,250        --        14,267
President and                 1992     270,000     30,000     --         --          --          --        14,175
Chief Executive Officer

Martin E. Pelcyger**....      1994     295,000     25,000     --         --        30,000        --        14,385
Vice Chairman and             1993     275,000     50,000     --         --        45,000        --        14,324
Executive Vice President      1992     255,000     25,000     --         --          --          --        13,907
and Secretary

Bernhard Hubert.........      1994     200,000     75,000     --         --        15,000        --         7,297
Executive Vice President,     1993     190,000     40,000     --         --        22,500        --         7,103
Chief Financial Officer       1992     180,000     20,000     --         --          --          --         7,025

David W. Bialick, CPA...      1994     115,000     20,000     --         --         4,500        --         1,682
Vice President, Chief         1993     110,000     20,000     --         --         6,750        --         1,633
Accounting Officer,           1992     107,000     10,000     --         --          --          --         1,498
Treasurer and Controller

* In 1994, the Company paid the premiums on whole life insurance policies of $80,000, universal life policies of $800,000 and term insurance policies of $150,000 each for Messrs. Cassese and Pelcyger. The Company also paid the premiums on a $290,000 universal life insurance policy and a $150,000 term life insurance policy for Mr. Hubert. In addition, the Company paid the premiums on term life insurance policies of $155,000 for Mr. Bialick. Under each such insurance policy the insured has the right to designate the beneficiaries. The Company maintains a defined contribution (401K) savings plan and contributes $.25 for every dollar contributed by all participating employees up to 4% of each employee's salary deferral.

** On October 20, 1994, Mr. Pelcyger resigned, effective immediately, as a Director of the Company, and, effective February 15, 1995 as an officer and employee of the Company. Pursuant to the terms of this Agreement, Mr. Pelcyger's services will be retained for a three (3) year period as a consultant to the Company at the rate of $75,000 per year, together with certain other benefits, including a Deferred Compensation Retirement Program established by the Company which, as amended, will pay benefits at the rate of $84,500 per year over a 7 year period. Pursuant to the Agreement, the Company purchased 240,155 shares of the Company's common stock from Mr. Pelcyger at a negotiated price of $11.625 per share. Mr. Pelcyger also executed a Non-Competition Agreement and a General Release.

The following table sets forth certain information with respect to options granted to the named executives in 1994. Such options were granted under the Company's 1985 Incentive Stock Option and Appreciation Plan, as amended. No stock appreciation rights have been granted under the Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 Individual Grants
                                  -------------------------------------------------------------------------------
                                   Number of    % of Total
                                  Securities     Options                                   Potential Realizable
                                  Underlying    Granted to                               Value at Assumed Annual
                                    Options     Employees    Exercise or   Expiration   Rates of Stock Price for
Name                                Granted      in 1994     Base Price       Date             Option Term
----                                -------      -------     ----------       ----             -----------
                                                                                             10%         5%
                                                                                          --------     -------
John J. Cassese                     37,500        15.50         $9.50        2/17/04      $567,771     $217,494
Martin E. Pelcyger                  30,000        12.40          9.50        2/17/04       454,217      173,995
Bernhard Hubert                     15,000          6.2          9.50        2/17/04       227,108       86,998
David W. Bialick                     4,500          1.9          9.50        2/17/04        68,132       26,099

Pursuant to the terms of option grants, upon exercise of such options, if the optionee, while employed by the Company, desires to sell any shares acquired upon exercise of such options, the optionee must first offer such shares to the Company at their then fair market value.

The following table sets forth certain information concerning stock options exercised in 1994 and/or held as of the end of the year, by the named executive officers. Such options were granted under the Company's 1985 Incentive Stock Option and Appreciation Plan, as amended. No stock appreciation rights have been granted under the Plan.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1994 OPTION VALUES


                                                                              Value of Unexercised
                       Shares                   Number of Unexercised             In-the-Money
                      Acquired      Value        Options at 12/31/94           Options at 12/31/94
Name                on Exercise   Realized   Exercisable  Unexercisable   Exercisable   Unexercisable
----                -----------   --------   -----------  -------------   -----------   -------------
John J. Cassese         45,000   $   452,500     93,750         --          $671,875      $   --
Martin E. Pelcyger     120,000     1,080,000       --           --              --            --
Bernhard Hubert        108,000       748,000     15,000       27,000          60,000        238,500
David W. Bialick          --           --        11,250         --            80,625          --


Employment Agreements

         Messrs. Cassese and Hubert are parties to Employment Agreements with the Company which expired on February 15, 1995, but which provided for automatic renewal for successive additional terms of three (3) years unless either party gave at least 180 days prior written notice of intent to terminate. The current expiration date is February 15, 1998. The Agreements provide, among other things, for annual salaries which are currently at the rate of $360,000 for Mr. Cassese and $215,000 for Mr. Hubert, with such increases and bonuses, if any, as the Company may determine. These Agreements also provide that if any of these individuals terminates his employment following the first anniversary of a Change of Control, he will be entitled to receive a lump sum equal to three times his base salary and highest bonus and continued benefits under Company benefit plans. In addition, the Agreements provide for entitlement to salary, bonus and continued benefits based on the balance of the employment term (which automatically extends for three years if a Change of Control occurs) in the event of certain other terminations of employment. In general, a Change of Control is deemed to occur if a person or group acquires 20% or more of the Company's outstanding common stock, the Company's shareholders approve, with certain exceptions, a disposition of the Company, or a majority of the directors are succeeded within a 24-month period by individuals not nominated or approved by the Board as previously constituted. The Agreements also provide, in substance, that amounts receivable by Messrs. Cassese and Hubert after a Change of Control, which are subject to additional excise or other taxes, are to be increased to preserve the net benefit to the executive of such payments.

         Mr. Bialick is a party to an Employment Agreement with the Company which is automatically renewed for one year (unless terminated by either party) each January 1. The Agreement provides for, among other things, an annual salary which is currently at the rate of $115,000 plus certain additional compensation as to which he might become entitled as an executive officer, and severance pay, in the event of termination of employment by the Company equal to his then annual salary.


                         COMPENSATION COMMITTEE REPORT

Compensation Policies

         The Compensation Committee (the "Committee") of the Board of Directors consists of its non-employee Directors. The Committee is responsible for developing policies and making specific recommendations to the Board of Directors with respect to the compensation of the Company's executive officers. The goal of these policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees.

         To help achieve this, the Committee, among other things, considers the chief executive officer's recommendations with respect to other executive officers, evaluates the Company's performance both in terms of current achievements and significant initiatives with long-term implications, assesses the contributions of individual executives, and compares compensation levels with those of other leading companies in similar or related industries.

Fiscal 1994 Compensation

         With respect to the Company's chief executive officer and the other executive officers named above, the Committee focused principally upon recommending to the Board appropriate base salary increases and incentive compensation. As noted above, the chief executive officer and each of the other named executive officers are parties to employment agreements with the Company that provide for base salary increases and bonuses as the Company may determine. In the view of the Committee, the base salary increases and bonuses granted the chief executive officer and the other named executive officers with respect to 1994, appropriately reflected the Committee's policies outlined above.

         The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term share performance. These grants are designed to align the executive's interest with that of the shareholders. During 1994, stock options were granted to the executive officers and to other members of management based upon their actual and potential contributions to the Company.

                                                          Compensation Committee


                                                          Thomas J. Berry
                                                          Wilfred R. Plugge


                            DIRECTORS' COMPENSATION

         Messrs. Berry and Plugge, who are not employees of the Company, are each entitled to receive as compensation the sum of $2,000 per non-telephonic meeting, with a guaranteed minimum of $8,000 per year. In 1994, the Company incurred an expense of $10,000 for each of the above individuals for acting in this capacity.


1991 Directors' Stock Option Plan

         The Plan, as amended in 1994, provides for automatic grants of options to purchase 22,500 shares of common stock at fair market value, and up to five
(5) additional annual grants to purchase 3,000 shares of common stock at its then fair market value. To date, Messrs. Berry and Plugge have each received options for 22,500 shares and three (3) annual grants of 3,000 shares per grant.


Directors' and Officers' Liability Insurance

     The Company maintains directors' and officers' liability insurance, providing coverage of up to $5,000,000, subject to a deductible. The policy also insures the Company against amounts paid by it to indemnify directors and officers. The current policy covers a period of one year at an annual premium of approximately $43,000.

                               PERFORMANCE GRAPH

Below is a graph comparing the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of companies included in the NASDAQ Market Index and an Index of Peer Companies selected by the Company:


                         [PERFORMANCE GRAPH GRAPHIC --
                           NUMBERS PLOTTED AS BELOW]

                        ----------------FISCAL YEAR ENDING---------------
COMPANY                 1989     1990     1991     1992     1993     1994
-------                 ----     ----     ----     ----     ----     ----
COMPUTER HORIZONS CP     100    175.34   112.33   108.22   193.06   332.55
PEER GROUP               100     70.02   103.77   119.43   144.93   154.41
BROAD MARKET             100     81.12   104.14   105.16   126.14   132.44


         The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the NASDAQ Market Index and the Peer Group is based on the stock price or composite index at the end of fiscal 1989.

         The preceding graph compares the performance of the Company with the NASDAQ Market Index and a Peer Group Index. The Peer Group Index, comprised of the 18 Information Systems companies engaged in professional services, are as follows: Analysis & Technology Inc., Analysts International Corp., Brandon Systems Corp., Caci International Inc., Comarco Inc., Comptek Research Inc., Computer Data Systems Inc., Computer Task Group Inc., Dynamics Research Corp., Essex Corp., Geodynamics Corp., Intermetrics Inc., Keane Inc., Logicon Inc., SHL SystemHouse Inc., Technalysis Corp., Tenera LP, and Titan Corp.



                              CERTAIN TRANSACTIONS

         In connection with the exercise of stock options granted under the 1985 Incentive Stock Option and Appreciation Plan, Mr. Bernhard Hubert borrowed a total of $608,125 from the Company during the period May 1986 through July 1990. These loans, which were payable on demand and which bore interest at the rate of 5% per annum, were repaid by Mr. Hubert on April 12, 1994 from a portion of the proceeds of the Company's purchase of 108,000 shares of the Company's common stock from Mr. Hubert for $1,296,000, the then current market value.

         On October 20, 1994, Mr. Pelcyger resigned as a Director effective immediately and as an officer and employee, effective February 15, 1995. For additional details see footnote to Summary Compensation Table.


                                    AUDITORS

         The Board of Directors, with the approval of the Audit Committee, has selected the firm of Grant Thornton LLP as independent auditors to examine the financial statements of the Company for the year ending December 3l, 1995. This selection is being presented to the shareholders for ratification at the annual meeting. If the shareholders do not ratify the employment of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

          A representative of Grant Thornton LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                               OTHER INFORMATION

          Proposals of shareholders intended to be presented at the annual meeting to be held in 1996 must be received by the Company no later than December 15, 1995, to be included in the proxy materials for such meeting.

          The Board of Directors is aware of no other matters that are to be presented to the shareholders for action at the meeting. If, however, any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote such proxies in accordance with their judgment on such matters.
                   Upon the written request of any shareholder as of March 21, 1995, a copy of the Company's Annual Report on Form 10-K for the year ended December 3l, 1994 (excluding exhibits), as filed with the Securities and Exchange Commission, will be supplied without charge. Requests should be directed to Shareholder Relations, Computer Horizons Corp., 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495.

                                             By Order of the Board of Directors,

                                             David W. Bialick, CPA
                                             Assistant  Secretary
Mountain Lakes, New Jersey
March 30, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            COMPUTER HORIZONS CORP.

         The undersigned appoints JOHN J. CASSESE and BERNHARD HUBERT, and each of them, as proxies with power of substitution to each, to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of COMPUTER HORIZONS CORP. to be held at The Governor Morris Hotel and Conference Center, Two Whippany Road, Morristown, NJ on Wednesday, May 3, 1995 at 10:00 A.M. and any adjournment thereof.

(l) Election of Directors: John J. Cassese, Thomas J. Berry and
                           Wilfred R. Plugge

     __ FOR all nominees listed. __ FOR all nominees except nominees written in space below.

     __ WITHHOLD AUTHORITY to vote for all nominees listed.
----------------------------------------------------------------------------
             The Board of Directors recommends a vote "FOR" Item 1.

(2) Proposal to ratify the selection of Grant Thornton LLP as the Company's independent auditors.
                         __ FOR ___ AGAINST ___ ABSTAIN

             The Board of Directors recommends a vote "FOR" Item 2.

(3) Upon any other matters that may properly come before the meeting or any adjournment thereof.

If not otherwise indicated above, this Proxy will be voted "FOR" the election of Directors and "FOR" the ratification of the selection of Grant Thornton LLP as the Company's independent auditors.

Dated ................., l995

..........................
(Signature of Shareholder)

Signature should agree with name printed hereon. Please correct any errors in address shown. If signing in representative capacity include full title. Proxies by a corporation should be signed in its name by an authorized officer. Where stock stands in more than one name, all holders of record should sign.


Mark here for address change and note at left